Exhibit 99.1
Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telephone: (712) 277-1340
Fax: (712) 277-7383
www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing (712) 277-7305 jewing@terraindustries.com
Terra Industries Inc. reports second quarter results
Sioux City, Iowa (July 27, 2006)—Terra Industries Inc. (NYSE: TRA) announced today net income available to common shareholders of $5.0 million, or $.05 per common share, on revenues of $523.5 million for the quarter ended June 30, 2006. Net income available to common shareholders for the 2005 second quarter was $20.4 million, or $.22 per share, on revenues of $490.0 million.
Terra reported operating income of $26.2 million for the 2006 second quarter, compared to operating income of $69.8 million in the 2005 second quarter.
Second quarter 2006 ammonia and ammonium nitrate selling prices were higher than those of the prior year, but these increases were more than offset by higher natural gas costs, including amounts paid during the first quarter that were in second quarter beginning inventory; lower nitrogen solutions selling prices and about $7.5 million of repairs and additional costs for purchased ammonia due to damage from the June 1 explosion at Terra’s Billingham, England ammonia plant.
Cash balances totaled $85.2 million at June 30, 2006. During the 2006 second quarter, Terra purchased 2 million of its common shares for $14.4 million as part of the authorization it announced on April 27, 2006, to repurchase up to 9.5 million of its outstanding common shares by June 30, 2008.
For the 2006 first half, Terra posted a net loss to common shareholders of $20.3 million, or $.22 per share, on revenues of $922.4 million. Net income available to common shareholders for the 2005 first half was $23.6 million, or $.26 per share, on revenues of $940.0 million.
S U M M A R Y
Q2/06 vs. Q2/05 results:
•	Revenues up $34 million, or 7%.

•	Selling prices for nitrogen solutions down 9%.

•	Cost of sales up $83 million, or 20%, mainly due to higher beginning inventory and natural gas unit costs.

•	Income from operations down $44 million, or 62%.
Outlook:
•	Lower projected grain inventories should spark rebound in planted acres.

Analysis of second quarter results
The $33.5 million increase in revenues from the 2005 to 2006 second quarter was mainly due to a $25.5 million increase in ammonia and ammonium nitrate selling prices and an $18.8 million increase in sales volumes, partially offset by a $15.5 million decrease in nitrogen solutions selling prices.
The lower nitrogen solutions selling prices were due to uncertainty over the size of industry-wide inventories and lower overall fertilizer consumption levels.
Cost of sales for the 2006 second quarter increased by $82.6 million, or 20 percent, over the 2005 second quarter, mainly due to higher natural gas costs (about $44 million), higher sales volumes

(about $18 million) and costs related to the Billingham incident (about $7.5 million). Higher purchased product volumes and lower operating rates also increased second quarter costs.
Terra’s forward purchase contracts increased its 2006 second quarter natural gas costs by $13.7 million, or $.47 per million British thermal unit (MMBtu) consumed.
During the 2006 second quarter, Terra’s manufacturing plants operated at about 85 percent of capacity, compared to nearly 65 percent in the 2006 first quarter.
Analysis of first half results
The $18 million revenue decline from the 2005 to 2006 first half was mainly due to lower nitrogen products and methanol sales volumes, partially offset by higher nitrogen products selling prices. Nitrogen products sales volumes were affected by lower overall fertilizer consumption.
The $102 million operating income decline from the 2005 to 2006 first half was mainly due to high natural gas costs, high costs for purchased product, curtailed production rates and lower sales volumes, partially offset by higher selling prices. Terra realized average selling prices for ammonia, nitrogen solutions, ammonium nitrate, urea and methanol that were 20, 1, 16, 12 and 1 percent higher, respectively, in the 2006 first half than in the 2005 first half.
Cost of sales for the 2006 first half increased by $92.4 million, or 11 percent, over the 2005 first half, primarily because of higher North American and United Kingdom natural gas costs. Terra’s forward purchase contracts increased its 2006 first half natural gas costs by $42.9 million, or $.84 per MMBtu consumed.
Forward natural gas position
Terra’s forward purchase contracts at June 30, 2006, fixed prices for about 14 percent of its next 12 months’ natural gas needs at about $8.6 million above the published forward market prices at that date.
CEO’s remarks
“As we expected, second quarter sales volumes approximated last year’s and we managed the business to end the quarter with similar inventory volumes,” said Terra President and CEO Michael Bennett. “Unfortunately, the decline in nitrogen market prices over the last half of the quarter adversely impacted margins, as did the cost of inventory carried over from the first quarter.
“Nitrogen demand through June 30, 2007, appears promising,” Bennett continued. “Lower projected grain inventories, driven in part by increased ethanol production, should encourage a rebound in planted acres of corn and wheat.”
Conference call details
Terra management will conduct a conference call to discuss these second quarter results on July 27, beginning at 3:00 ET. A live webcast of the conference call will be available from Terra’s website at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2005 revenues of $1.9 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:	Terra Industries’ news announcements are also available on its website, www.terraindustries.com.
(Tables follow.)

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands except per-unit amounts)	2006	2005	2006	2005

Revenues
Nitrogen products	$516,592	$477,549	$912,962	$915,385
Methanol	5,216	9,866	6,589	19,953
Other	1,712	2,578	2,888	4,667

	$523,520	$489,993	$922,439	$940,005

Costs and expenses
Cost of sales	491,170	408,587	914,686	822,330
Equity earnings	(6,880)	(4,401)	(15,021)	(9,407)
Selling, general and administrative	13,006	16,046	24,716	26,499

Total costs and expenses	497,296	420,232	924,381	839,422

Operating income (loss)	26,224	69,761	(1,942)	100,583

Interest income	1,824	1,667	3,408	3,421
Interest expense	(11,782)	(14,130)	(23,554)	(29,983)
Loss on early retirement of debt	—	(16,389)	—	(27,193)
Gain on revaluation of warrants	—	3,960	—	8,860

Income (loss) before income taxes and minority interest	16,266	44,869	(22,088)	55,688

Income tax benefit (provision)	(5,766)	(15,975)	8,000	(18,160)
Minority interest	(4,243)	(7,192)	(3,647)	(11,395)

Net income (loss)	6,257	21,702	(17,735)	26,133
Preferred stock dividends	(1,275)	(1,275)	(2,550)	(2,550)

Income (loss) available to common shareholders	$4,982	$20,427	$(20,285)	$23,583

Income (loss) per common share
Basic	$.05	$.22	$(.22)	$.26

Diluted	$.05	$.20	$(.22)	$.24

Basic and diluted weighted average shares outstanding:
Basic	93,317	91,439	93,592	91,415
Diluted	95,212	107,123	93,592	106,780
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	June 30,
	2006	2005
Assets
Cash and short-term investments	$85,243	$92,451
Accounts receivable	195,504	161,600
Inventories	169,865	150,461
Other current assets	13,194	31,195

Total current assets	463,806	435,707
Property, plant and equipment, net	737,883	779,951
Equity investments	160,691	187,897
Deferred plant turnaround costs	36,848	30,491
Other assets	34,243	22,031

Total assets	$1,433,471	$1,456,077

Liabilities and Stockholders’ Equity
Debt due within one year	$8	$113
Customer prepayments	13,589	6,223
Other current liabilities	181,267	146,651

Total current liabilities	194,864	152,987

Long-term debt and capital lease obligations	331,300	331,308
Deferred income taxes	57,174	74,036
Other liabilities	158,299	165,123
Minority interest	95,905	98,059

Total liabilities and minority interest	837,542	821,513

Series A preferred shares	115,800	132,519

Stockholders’ equity	480,129	502,045

Total liabilities and stockholders’ equity	$1,433,471	$1,456,077

Terra Industries Inc.
Summarized Cash Flows
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Net income (loss)	$6,257	$21,702	$(17,735)	$26,133
Non-cash charges and credits:
Depreciation and amortization	26,414	30,955	52,696	60,131
Deferred income taxes	5,766	15,756	(8,000)	22,833
Equity in distributed earnings	1,804	(4,400)	9,944	(9,407)
Loss on early retirement of debt	—	13,125	—	22,543
Non-cash loss on derivatives	(4,288)	1,085	1,573	460
Other	9,189	7,479	11,129	10,281
Change in assets and liabilities:
Accounts receivable	(57,552)	(6,587)	16,200	(14,750)
Inventories	45,344	(13,705)	27,994	(4,068)
Accounts payable and customer prepayments	(6,512)	(134,253)	(49,790)	(165,657)
Other assets and liabilities, net	(6,722)	21,086	(1,928)	42,269

Net cash flows from operating activities	19,700	(47,757)	42,083	(9,232)
Purchase of property, plant and equipment	(14,257)	(3,793)	(26,636)	(10,213)
Plant turnaround costs	(10,645)	(343)	(22,112)	(7,375)
Return of investment in unconsolidated affiliates	8,066	23,625	9,660	23,625
Debt repayments	(4)	(75,042)	(30)	(125,084)
Distributions to minority interests	—	(2,537)	—	(5,535)
Stock issuance	363	12	363	114
Payments under share repurchase program	(14,428)	—	(14,428)	—
Other	4,437	(6,715)	9,977	(7,647)

Increase (Decrease) in cash and short-term investments	(6,768)	(112,550)	(1,123)	(141,347)
Cash and short-term investments at beginning of period	92,011	205,001	86,366	233,798

Cash and short-term investments at end of period	$85,243	$92,451	$85,243	$92,451

Terra Industries Inc.
Summarized Information
(volumes in thousands)
Volumes and Prices

	Three Months Ended June 30,
	2006		2005
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]

Ammonia (tons)	552	$323	527	$294
Nitrogen solutions (tons)	1,064	147	1,097	162
Urea (tons)	46	265	40	259
Ammonium nitrate (tons)	332	226	333	201
Methanol (gallons)	4,572	0.87	9,772	0.86

Natural gas costs[2]
North America	$6.60		$6.55
United Kingdom	$7.74		$5.87

	Six Months Ended June 30,
	2006		2005
	Sales	Average	Sales	Average
	Volumes	Unit Price[1]	Volumes	Unit Price[1]

Ammonia (tons)	951	$340	1,018	$283
Nitrogen solutions (tons)	1,769	151	2,185	149
Urea (tons)	84	280	86	249
Ammonium nitrate (tons)	556	226	738	194
Methanol (gallons)	4,757	0.86	17,036	0.85

Natural gas costs[2]
North America	$8.01		$6.58
United Kingdom	$8.01		$6.05

[1]	After deducting outbound freight costs

[2]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to natural gas purchases.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.